Exhibit (n)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Permal Hedge Strategies Fund II

We consent to the use of our report dated May 26, 2015 with respect to the financial statements of Permal Hedge Strategies Fund II as of March 31, 2015, incorporated herein by reference and to the references to our firm under the headings “Independent Registered Public Accounting Firm” in the Prospectus and the Statement of Additional Information.

New York, New York

June 2, 2015